Exhibit 99.1

B&G Foods Reports Financial Results for First Quarter 2016

— Delivers Strong Growth in Sales and Earnings —

— Increases Full Year Guidance —

Parsippany, N.J., April 28, 2016—B&G Foods, Inc. (NYSE: BGS) today announced financial results for the first quarter of 2016.

Highlights (vs. year-ago quarter where applicable):

•Net sales increased 62.6% to $353.0 million

•Base business net sales* decreased 2.2% or $4.8 million

•Net income increased 69.7% to $33.2 million

•Adjusted net income* increased 88.0% to $38.6 million

•Diluted earnings per share increased 55.6% to $0.56

•Adjusted diluted earnings per share* increased 71.1% to $0.65

•Adjusted EBITDA* increased 79.4% to $89.6 million for the quarter

•Guidance for full year fiscal 2016:

-Net sales guidance increased to a range of $1.39 billion to $1.42 billion

-Adjusted EBITDA guidance increased to a range of $310.0 million to $320.0 million

-Adjusted diluted earnings per share guidance increased to a range of $2.05 to $2.15

“The first quarter was extremely positive on many levels, particularly with respect to B&G Foods’ profitability, and as a result we have increased our 2016 guidance for net sales, adjusted EBITDA and adjusted diluted earnings per share.  To date, our acquisition of Green Giant is turning out to be even more profitable than initially anticipated, a major driver of our favorable results in the first quarter.  The Green Giant transition is well under way and on schedule and the Green Giant innovation pipeline is growing.  We are more excited than ever about bringing Green Giant back to prominence and I believe we have the plan and the team to make that happen,” said Robert C. Cantwell, President and Chief Executive Officer of B&G Foods.

*Please see “About Non-GAAP Financial Measures and Items Affecting Comparability” below for the definition of the non-GAAP financial measures “adjusted net income,” “adjusted diluted earnings per share,” “base business net sales,” “EBITDA” and “adjusted EBITDA,” as well as information concerning certain items affecting comparability and reconciliations of the non-GAAP terms to the most comparable GAAP financial measures.

Financial Results for the First Quarter of 2016

Net sales for the first quarter of 2016 increased $135.9 million, or 62.6%, to $353.0 million from $217.1 million for the first quarter of 2015.  Net sales of Green Giant, acquired on November 2, 2015, and net sales of Mama Mary’s, acquired on July 10, 2015, contributed $130.2 million and $10.5 million, respectively, to the Company’s net sales for the quarter.

Base business net sales for the first quarter of 2016 decreased $4.8 million, or 2.2%, to $212.3 million from $217.1 million for the first quarter of 2015.  The $4.8 million decrease was attributable to a decrease in unit volume of $4.8 million, or 2.2%, and the negative impact of currency fluctuations on foreign sales of approximately $0.3 million, or 0.2%, partially offset by an increase in net pricing of $0.3 million, or 0.2%.

Gross profit for the first quarter of 2016 increased $48.5 million, or 72.0%, to $115.9 million from $67.4 million for the first quarter of 2015.    Gross profit expressed as a percentage of net sales increased to 32.8% in the first quarter of 2016 from 31.0% in the first quarter of 2015, an increase of 1.8 percentage points.  The increase in gross profit percentage was primarily driven by the acquisition of Green Giant, which benefited from lower than anticipated trade spend and input costs, particularly from the Green Giant manufacturing facility in Irapuato, Mexico, as well as greater than anticipated synergies with the Company’s base business.  Gross profit percentage was also positively impacted by decreased costs for commodities, packaging and distribution for the base business.  Gross profit percentage, excluding the results of Green Giant, increased 0.4 percentage points.

Selling, general and administrative expenses increased $16.8 million, or 73.5%, to $39.6 million for the first quarter of 2016 from $22.8 million for the first quarter of 2015.  The increase was primarily due to the Green Giant acquisition, which resulted in $15.7 million of incremental expenses for the first quarter. The overall $16.8 million increase was attributable to increases in consumer marketing of $9.2 million, selling expenses of $2.5 million (related primarily to a $2.7 million increase in brokerage expenses, partially offset by a $0.2 million decrease in salesperson compensation and other selling expenses), acquisition-related expenses of $2.2 million, warehousing expenses of $1.6 million (which includes $0.5 million of distribution restructuring expenses) and other expenses of $1.4 million (primarily related to compensation).  Expressed as a percentage of net sales, selling, general and administrative expenses increased 0.7 percentage points to 11.2% for the first quarter of 2016 from 10.5% for the first quarter of 2015 because the increases in selling, general and administrative expenses resulted primarily from the recent acquisitions that also resulted in increased net sales.

Net interest expense for the first quarter of 2016 increased $7.6 million, or 65.8%, to $19.1 million from $11.5 million in the first quarter of 2015.  The increase was primarily attributable to additional borrowings used to fund the Green Giant acquisition.

The Company’s reported net income under U.S. generally accepted accounting principles (GAAP) was $33.2 million, or $0.56 per diluted share, for the first quarter of 2016, as compared to reported net income of $19.6 million, or $0.36 per diluted share, for the first quarter of 2015.  The Company’s adjusted net income for the first quarter of 2016, which excludes the after-tax impact of loss on extinguishment of debt, the amortization of acquisition-related inventory step-up, other acquisition-related expenses and distribution restructuring expenses, was $38.6 million, or $0.65 per adjusted diluted share.  The Company’s adjusted net income for the first quarter of 2015, which excludes the after tax impact of the loss on product recall and acquisition-related expenses, was $20.5 million, or $0.38 per adjusted diluted share.

For the first quarter of 2016, adjusted EBITDA (which excludes the impact of the amortization of acquisition-related inventory step-up, the impact of the loss on product recall, other acquisition-related

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expenses and distribution restructuring expenses), increased 79.4% to $89.6 million from $49.9 million for the first quarter of 2015.

Guidance

B&G Foods increased full year 2016 guidance for net sales to a range of $1.39 billion to $1.42 billion, adjusted EBITDA to a range of $310.0 million to $320.0 million and adjusted diluted earnings per share to a range of $2.05 to $2.15.

Conference Call

B&G Foods will hold a conference call at 4:30 p.m.  ET today, April 28, 2016.  The call will be webcast live from B&G Foods’ website at www.bgfoods.com under “Investor Relations—Company Overview.”  The call can also be accessed live over the phone by dialing (888) 713-3594 for U.S. callers or (913) 312-0951 for international callers.

A replay of the call will be available two hours after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the password is 5604425.  The replay will be available from April 28, 2016 through May 12, 2016.  Investors may also access a web-based replay of the call at the Investor Relations section of B&G Foods’ website, www.bgfoods.com.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted net income,” “adjusted diluted earnings per share,” “base business net sales” (net sales without the impact of acquisitions until the acquisitions are included in both comparable periods), “EBITDA” (net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt), and “adjusted EBITDA” (EBITDA as adjusted for cash and non-cash acquisition-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses and amortization of acquisition-related inventory fair value step-up); loss on product recalls, including customer refunds, selling, general and administrative expenses and the impact on cost of sales; and distribution restructuring expenses) are “non-GAAP financial measures.”  A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in B&G Foods’ consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.  Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures.  The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The Company uses “adjusted net income,” “adjusted diluted earnings per share,” and “base business net sales,” which are calculated as reported net income, reported diluted earnings per share and reported net sales adjusted for certain items that affect comparability.  These non-GAAP financial measures reflect adjustments to reported net income, diluted earnings per share and net sales to eliminate the items identified above.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management.  Because the Company cannot predict the timing and amount of these items, management does not consider these items when evaluating the Company’s performance or when making decisions regarding allocation of resources.

Additional information regarding EBITDA and adjusted EBITDA, and a reconciliation of EBITDA and adjusted EBITDA to net income and to net cash provided by operating activities is included below for the first quarters of 2016 and 2015, along with the components of EBITDA and adjusted EBITDA.  Also included below are reconciliations of the non-GAAP terms adjusted net income, adjusted diluted earnings per share and base business net sales to the most directly comparable measure calculated and presented in

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accordance with GAAP in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive income and cash flows.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, branded shelf-stable and frozen foods across the United States, Canada and Puerto Rico.  Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Baker’s Joy, Bear Creek Country Kitchens, Brer Rabbit, Canoleo, Cary’s, Cream of Rice, Cream of Wheat, Devonsheer, Don Pepino, Emeril’s, Grandma’s Molasses, Green Giant, JJ Flats, Joan of Arc, Las Palmas, Le Sueur, MacDonald’s, Mama Mary’s, Maple Grove Farms, Molly McButter, Mrs. Dash, New York Flatbreads, New York Style, Old London, Original Tings, Ortega, Pirate’s Booty, Polaner, Red Devil, Regina, Rickland Orchards, Sa-són, Sclafani, Smart Puffs, Spring Tree, Sugar Twin, Trappey’s, TrueNorth, Underwood, Vermont Maid and Wright’s.  B&G Foods also sells and distributes Static Guard, a household product brand.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  The forward-looking statements contained in this press release include, without limitation, statements related to B&G Foods’ net sales, adjusted EBITDA and adjusted diluted earnings per share; B&G Foods’ overall expectations for fiscal 2016; and B&G Foods’ expectations regarding Green Giant, including, without limitation, B&G Foods’ expectations as to transition timing, profitability and innovation.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.  In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking.  The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in its subsequent reports on Forms 10-Q and 8-K.  Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.    B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Dara Dierks	Matt Lindberg
866.211.8151	203.682.8214

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B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	April 2, 2016	January 2, 2016

Assets
Current assets:
Cash and cash equivalents	$65,180	$5,246
Trade accounts receivable, net	72,584	69,712
Inventories	260,517	312,880
Prepaid expenses and other current assets	58,488	67,517
Income tax receivable	—	2,514
Deferred income taxes	5,224	5,292
Total current assets	461,993	463,161

Property, plant and equipment, net of accumulated depreciation of $152,067 and $146,337	162,629	163,642
Goodwill	473,145	473,145
Other intangibles, net	1,438,932	1,442,340
Other assets	1,895	1,332
Total assets	$2,538,594	$2,543,620

Liabilities and Stockholders’ Equity

Current liabilities:
Trade accounts payable	$41,772	$49,593
Accrued expenses	39,133	31,233
Current portion of long-term debt	—	33,750
Income tax payable	4,412	—
Dividends payable	26,309	20,292
Total current liabilities	111,626	134,868

Long-term debt	1,545,825	1,697,771
Other liabilities	2,346	3,212
Deferred income taxes	259,927	250,084
Total liabilities	1,919,724	2,085,935

Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share. Authorized 125,000,000 shares; 62,640,242 and 57,976,744 shares issued and outstanding as of April 2, 2016 and January 2, 2016	626	580
Additional paid-in capital	288,269	162,568
Accumulated other comprehensive loss	(10,454)	(12,696)
Retained earnings	340,429	307,233
Total stockholders’ equity	618,870	457,685
Total liabilities and stockholders’ equity	$2,538,594	$2,543,620

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B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	First Quarter Ended
	April 2,	April 4,
	2016	2015
Net sales	$352,978	$217,122
Cost of goods sold	237,063	149,725
Gross profit	115,915	67,397

Operating expenses:
Selling, general and administrative expenses	39,638	22,848
Amortization expense	3,408	2,673
Operating income	72,869	41,876

Other income and expenses:
Interest expense, net	19,135	11,539
Loss on extinguishment of debt	2,836	—
Other income	(1,929)	—
Income before income tax expense	52,827	30,337
Income tax expense	19,631	10,770
Net income	$33,196	$19,567

Weighted average shares outstanding:
Basic	59,001	53,759
Diluted	59,103	53,800

Basic and diluted earnings per share	$0.56	$0.36

Cash dividends declared per share	$0.42	$0.34

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B&G Foods, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA to Net Income and to Net Cash Provided by Operating Activities

(In thousands)

(Unaudited)

	First Quarter Ended
	April 2,	April 4,
	2016	2015

Net income	$33,196	$19,567
Income tax expense	19,631	10,770
Interest expense, net	19,135	11,539
Depreciation and amortization	9,004	6,544
Loss on extinguishment of debt	2,836	—
EBITDA(1)	83,802	48,420
Acquisition-related expenses	2,232	39
Amortization of acquisition-related inventory step-up	3,074	—
Loss on product recall	—	1,467
Distribution restructuring expenses	474	—
Adjusted EBITDA(1)	89,582	49,926
Income tax expense	(19,631)	(10,770)
Interest expense, net	(19,135)	(11,539)
Acquisition-related expenses	(2,232)	(39)
Loss on product recall	—	(1,467)
Distribution restructuring expenses	(474)	—
Deferred income taxes	9,854	4,619
Amortization of deferred financing costs and bond discount	1,468	879
Amortization of acquisition-related inventory step-up	(3,074)	—
Share-based compensation expense	1,098	1,183
Excess tax benefits from share-based compensation	(343)	(518)
Changes in assets and liabilities, net of effects of business combinations	66,736	6,407
Net cash provided by operating activities	$123,849	$38,681

(1)   EBITDA and adjusted EBITDA are non-GAAP financial measures used by management to measure operating performance.  A non-GAAP financial measure is defined as a numerical measure of our financial performance that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.  We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt.  We define adjusted EBITDA as EBITDA adjusted for cash and non-cash acquisition-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses and amortization of acquired inventory fair value step-up); loss on product recalls, including customer refunds, selling, general and administrative expenses and the impact on cost of sales; and distribution restructuring expenses.  Management believes that it is useful to eliminate net interest expense, income taxes, depreciation and amortization, loss on extinguishment of debt, acquisition-related expenses, gains and losses, loss on product recalls and distribution restructuring expenses because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations.  We use EBITDA and adjusted EBITDA in our business operations to, among other things, evaluate our operating performance, develop budgets and measure our performance against those budgets, determine employee bonuses and evaluate our cash flows in terms of cash needs.  We also present EBITDA and adjusted EBITDA because we believe they are useful indicators of our historical debt capacity and ability to service debt and because covenants in our credit agreement and our senior notes indenture contain ratios based on these measures.  As a result, internal management reports used during monthly operating reviews feature the EBITDA and adjusted EBITDA metrics.  However, management uses these metrics in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company

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performance and liquidity and therefore does not place undue reliance on these measures as its only measures of operating performance and liquidity.

EBITDA and adjusted EBITDA are not recognized terms under GAAP and do not purport to be an alternative to operating income or net income or any other GAAP measure as an indicator of operating performance.  EBITDA and adjusted EBITDA are not complete net cash flow measures because EBITDA and adjusted EBITDA are measures of liquidity that do not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends.  Rather, EBITDA and adjusted EBITDA are two potential indicators of an entity’s ability to fund these cash requirements.  EBITDA and adjusted EBITDA are not complete measures of an entity’s profitability because they do not include costs and expenses for depreciation and amortization, interest and related expenses, loss on extinguishment of debt, acquisition-related expenses, gains and losses and income taxes, loss on product recalls and distribution restructuring expenses.  Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies.  However, EBITDA and adjusted EBITDA can still be useful in evaluating our performance against our peer companies because management believes these measures provide users with valuable insight into key components of GAAP amounts.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability — Reconciliation of Adjusted Information to GAAP Information

(In thousands, except per share data)

(Unaudited)

	First Quarter Ended
	April 2,	April 4,
	2016	2015
Reported net income	$33,196	$19,567
Loss on extinguishment of debt, net of tax(1)	1,784	—
Acquisition-related expenses, net of tax	1,404	25
Distribution restructuring expenses, net of tax(2)	298	—
Acquisition-related inventory step-up, net of tax(3)	1,934	—
Loss on product recall, net of tax(4)	—	946
Adjusted net income	$38,616	$20,538
Adjusted diluted earnings per share	$0.65	$0.38

(1)

Loss on extinguishment of debt for the first quarter 2016 includes the write-off of deferred debt financing costs and unamortized discount of $2.2 million and $0.6 million, respectively, relating to the repayment of $40.1 million aggregate principal amounts of our tranche A term loans and $109.9 million aggregate principal amount of our tranche B term loans.

(2)

Distribution restructuring expenses for the first quarter 2016 includes expenses relating to our transitioning of the operations of our three primary distribution centers to a third party logistics provider.  We expect this transition and the incurrence of related distribution restructuring expenses to be completed during the first half of 2016.

(3)	Acquisition-related inventory step-up for the first quarter of 2016 relates to the purchase accounting adjustments made to the finished goods inventory acquired in the Green Giant acquisition.

(4)

On November 14, 2014, we announced a voluntary recall for certain Ortega and Las Palmas products after learning that one or more of the spice ingredients purchased from a third party supplier contained peanuts and almonds, allergens that are not declared on the products’ ingredient statements.  A significant majority of the costs of this recall were incurred in the fourth quarter of 2014.  The cost impact of this recall during the first quarter of 2015 was $1.5 million, of which $0.8 million was recorded as a decrease in net sales related to customer refunds; $0.5 million was recorded as an increase in cost of goods sold primarily related to costs associated with product retrieval, destruction charges and customer fees; and $0.2 million was recorded as an increase in selling, general, and administrative expenses related to administrative costs.

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B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability — Reconciliation of Base Business Net Sales to Reported Net Sales

(In thousands)

(Unaudited)

	First Quarter Ended
	April 2,	April 4,
	2016	2015
Reported net sales	$352,978	$217,122
Net sales from acquisitions(1)	(140,640)	—
Base business net sales	212,338	217,122

(1)

Reflects net sales for Green Giant and Mama Mary’s for the first quarter of 2016 for which there is no comparable period of net sales during the same period in 2015.  Green Giant was acquired on November 2, 2015, and Mama Mary’s was acquired on July 10, 2015.

(2)

Base business net sales is a non-GAAP financial measure used by management to measure operating performance.  We define base business net sales as our net sales excluding the impact of acquisitions until the net sales from such acquisitions are included in both comparable periods.  The portion of current period net sales attributable to recent acquisitions for which there is no corresponding period in the comparable period of the prior year is excluded. For each acquisition, the excluded period starts at the beginning of the most recent fiscal period being compared and ends on the first anniversary of the acquisition date. Management has included this financial measure because it provides useful and comparable trend information regarding the results of our business without the effect of the timing of acquisitions.

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